                                  Exhibit 10.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is dated as of December 24, 1996 (the "Agreement") by and among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Dolphins Acquisition Corp., a Florida corporation and the wholly-owned subsidiary of Watson ("Watson Sub"), and Royce Laboratories, Inc., a Florida corporation (the "Company").

         WHEREAS, the Board of Directors of each of Watson and the Company have determined that a business combination between Watson and the Company merging their respective pharmaceutical businesses is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

         WHEREAS, it is the intention of the parties to this Agreement that (a) for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and (b) for accounting purposes, the merger provided for herein shall qualify as a "pooling of interests"; and

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), Watson Sub shall be merged with and into the Company in accordance with the laws of the State of Florida and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of Watson Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation").

         1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of D'Ancona & Pflaum, 30 North LaSalle Street, Chicago, Illinois 60602 at 10:00 a.m. three business days after all the conditions set forth in Article VI of this Agreement (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied; or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."





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         1.3. Effective Time.  If all the conditions to the Merger set forth in Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VII hereof, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be properly executed and filed in accordance with the laws of the State of Florida and the terms of this Agreement on or before the Closing Date. The parties hereto shall also take such further actions as may be required under the laws of the State of Florida in connection with the consummation of the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Florida or at such later time as is specified in the Certificate of Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Watson Sub, all as provided under applicable law.

         1.4. Conversion of Shares.

         (a)       At the Effective Time:

                   (i) each share of Common Stock, par value $0.01 per share, of Watson Sub outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into and exchanged for one share of Common Stock, par value $0.01 per share, of the Surviving Corporation; and

                   (ii) each share of Common Stock, $0.005 par value per
              share, of the Company (the "Company Common Stock") outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Sections 1.4(c) and 1.4(e) hereof, shall be converted into the right to receive the number of shares of Watson Common Stock equal to the following: $7.25 divided by the Average Closing Price (as defined herein) (the "Exchange Ratio").

              (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive, without interest, the consideration set forth in this Section 1.4 and cash for fractional shares of Watson Common Stock in accordance with Section 1.6 of this Agreement upon the surrender of a certificate (each, a "Certificate") representing such shares of Company Common Stock in accordance with the provisions of this Article I.

              (c) Each share of Company Common Stock and each share of Series A, B, C, D or E Preferred Stock of the Company (collectively, the "Preferred Stock") held by the Company as treasury stock or owned by Watson or any Subsidiary (as defined in Section 1.4(d) of this Agreement) of Watson at the Effective Time shall be canceled, and no payment shall be made with respect thereto.





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         (d)   For purposes of this Agreement, (i) the term "Average Closing
Price" shall mean the average of the per share last daily closing price of Watson Common Stock as quoted on the Nasdaq National Market ("Nasdaq") (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date; provided, however, that (A) if the Average Closing Price is greater than $47, for purposes of this Agreement, the Average Closing Price shall be deemed to be equal to $47; and (B) if the Average Closing Price is less than $38, for purposes of this Agreement, the Average Closing Price shall be deemed to be equal to $38; (ii) the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; or (B) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person; and (iii) the word "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing.

         (e) As soon as practicable after the date hereof, the parties hereto will negotiate in good faith to enter into an agreement to allow Watson to pay cash to certain holders of small numbers of shares of Company Common Stock in lieu of the consideration to be received by such holders of Company Common Stock pursuant to Section 1.4(a) hereof; provided, however, that the aggregate cash consideration to be paid to such holders may not exceed 9.9% of the aggregate consideration to be paid to all holders of Company Common Stock upon consummation of the transactions contemplated hereby.

         1.5. Stock Options. All options and warrants to acquire Company Common Stock (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under the Company's 1992 Stock Option Plan, the Company's 1995 Stock Option Plan or otherwise (the "Company Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such Company Options, by virtue of the Merger and without any further action on the part of the Company or the holder of such Company Options, shall be assumed by Watson in such manner that Watson (a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code; or (b) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were
Section 424 applicable to such option. Each Company Option assumed by Watson shall be exercisable upon





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the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (x) the unexercised portion of each such Company Option shall be exercisable for that whole number of shares of Watson Common Stock (rounded to the nearest whole share, with 0.5 rounded upward) equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio; and (y) the option exercise price per share of Watson
Common Stock shall be an amount equal to the option exercise price per share of Company Common Stock subject to such Company Option in effect at the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent, with $0.005 rounded upward). No payment shall be made for fractional interests. The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged unless modified by or as a result of the transaction contemplated by this Agreement. As soon as practicable after the Effective Time, Watson shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to such Company Options, as amended by this Section 1.5 as well as notice of Watson's assumption of the Company's obligations with respect thereto (which occurs by virtue of this Agreement). Watson shall take all corporate actions necessary to reserve for issuance such number of shares of Watson Common Stock as will be necessary to satisfy exercises in full of all Company Options after the Effective Time.

         1.6.  Exchange of Certificates Representing Company Common Stock.

         (a) American Stock Transfer & Trust Company shall act as exchange agent (the "Exchange Agent") in the Merger.

         (b)   As of the Effective Time and in any event, no later than five
(5) business days after the Effective Time, Watson shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article I, the shares of Watson Common Stock issuable pursuant to Section 1.4 in exchange for shares of Company Common Stock outstanding at the Effective Time and a sufficient amount of cash to satisfy the cash payments to be made by Watson to certain holders of Company Common Stock pursuant to Sections 1.4(e) and 1.6(f) hereof.

         (c) On or promptly after the Effective Time, Watson shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to Watson; and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the consideration to be received by such holder pursuant to Sections 1.4 and 1.6 hereof. Upon surrender of a Certificate representing shares of Company Common Stock for cancellation to Watson, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate





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shall be entitled to receive in exchange therefor either (i) cash in accordance with Section 1.4(e) hereof; or (ii)(A) a certificate representing that number of whole shares of Watson Common Stock; and (B) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.6, in each case, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable pursuant to Section 1.4(e) hereof, the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock who receive shares of Watson Common Stock pursuant to Section 1.4 hereof. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the consideration to be paid to such holder of Company Common Stock pursuant to Sections 1.4 and 1.6 hereof may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to Watson, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or, alternatively, payments of such transfer tax to the Exchange Agent. Until so surrendered, each Certificate that, at the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends (except to the extent provided in Section 1.6(d) below), to evidence the consideration to be received by the holders of Company Common
Stock pursuant to Sections 1.4 and 1.6 hereof.

         (d) Notwithstanding anything to the contrary contained herein, no dividends or other distributions declared after the Effective Time on Watson Common Stock shall be paid with respect to any shares of Company Common Stock entitled to be converted into shares of Watson Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Watson Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Watson Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Watson Common Stock, less the amount of any withholding taxes which may be required thereon.

         (e) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding at the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in this Article I deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.6. Certificates surrendered for exchange by any person constituting an





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"affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act") shall not be exchanged until Watson has received an Affiliate Letter (as defined herein) from such person as provided in Section 5.9.

         (f) No fractional shares of Watson Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Watson Common Stock pursuant to Section 1.4, cash adjustments will be paid to holders in respect of any fractional share of Watson Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Closing Price of a share of Watson Common Stock.

         (g) All former stockholders of the Company (each, a "Stockholder" and collectively the "Stockholders") shall look only to Watson for payment of cash (if a Stockholder is to receive cash pursuant to Section 1.4(e) hereof), shares of Watson Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Watson Common Stock, as the case may be, deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         (h) None of Watson, Watson Sub, the Company, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Watson will issue in exchange for such lost, stolen or destroyed Certificate, the consideration to be received by the holder of such Certificate pursuant to Sections 1.4 and
1.6 hereof.

         (j) Any portion of the property delivered to the Exchange Agent in accordance with this Section 1.6 that remains unclaimed by the Stockholders one year after the Effective Time shall be delivered to Watson. Any Stockholders who have not theretofore complied with this Section 1.6 shall thereafter look only to Watson for payment of their consideration to be received by such Stockholder pursuant to Sections 1.4 and 1.6 hereof deliverable in respect of each share of the Company Common Stock such Stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         1.7. Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Watson Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision,





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reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and the Average Closing Price shall be appropriately adjusted.

         1.8. Tax Consequences and Accounting Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that the transaction be accounted for as a pooling of interests.

         1.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Watson Sub, the officers and directors of the Company and Watson Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.



                                   ARTICLE II

                          CERTAIN MATTERS RELATING TO
                           THE SURVIVING CORPORATION

         2.1. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Watson Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable law; provided however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Royce Laboratories, Inc.".

         2.2. By-Laws of the Surviving Corporation. The By-Laws of Watson Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms of such By-Laws and pursuant to applicable law and the Certificate of Incorporation of the Surviving Corporation.

         2.3. Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed on Exhibit A attached hereto, to hold office until their successors are duly appointed or elected in accordance with applicable law.

         2.4. Officers of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed on Exhibit B attached hereto who shall hold the offices listed opposite their respective names until their successors are duly appointed or elected in accordance with applicable law.





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

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF WATSON AND WATSON SUB

         Watson and Watson Sub represent and warrant to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure statement delivered by Watson and Watson Sub to the Company concurrently herewith and identified as the "Watson Disclosure Statement." All exceptions noted in the Watson Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers; provided, however that any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules.

         3.1 Existence, Good Standing, Corporate Authority. Each of Watson and Watson Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not have a Watson Material Adverse Effect (as defined herein) and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not have a Watson Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Watson Material Adverse Effect. The copies of Watson's and Watson Sub's Articles or Certificate of Incorporation and By-Laws as in effect on the date hereof have been previously delivered to the Company or have been made available for the Company's review and are true and correct. For purposes of this Agreement, a "Material Adverse Effect" when used with respect to any entity means (a) a material adverse effect on the business, results of operations, financial condition or prospects of such entity and its subsidiaries, taken as a whole, or (b) a material impairment in the ability of such entity or its subsidiaries to perform any of their obligations under this Agreement or to consummate the Merger.

         3.2 Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which Watson or Watson Sub is a party (collectively, the "Watson Ancillary Documents"), have been duly authorized by the Board of Directors of Watson and Watson Sub and no other proceedings on the part of Watson or Watson Sub or their stockholders are necessary to authorize the execution, delivery or performance of this Agreement or any Watson Ancillary Document. This Agreement is, and, as of the Closing Date, each of the Watson Ancillary Documents will be, a valid and binding obligation of Watson and/or Watson Sub, as the case may be, enforceable against Watson and/or Watson Sub,





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as the case may be, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency; reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         3.3 No Violation. Neither the execution and delivery by Watson and Watson Sub of this Agreement or the Watson Ancillary Agreements, nor the consummation by Watson and Watson Sub of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Articles or Certificate of Incorporation or By-Laws of Watson or Watson Sub; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Watson stock option plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Watson or Watson Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Watson or Watson Sub is a party, or by which Watson or Watson Sub or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Watson Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to Watson or Watson Sub, except for any of the foregoing matters which would not have a Watson Material Adverse Effect; or (e) other than the filings provided for in Sections 1.3 and 5.7, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Watson Material Adverse Effect.

         3.4 SEC Documents. Watson has delivered or made available to the Company each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1994, which reports constitute all of the documents required to be filed by Watson with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Watson Reports"). As of their respective dates, the Watson Reports and any Watson Reports filed after the date hereof and prior to the Effective Time (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and
(b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein





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
or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Watson has timely filed with the SEC all reports required to be filed under Sections 13, 14 and 15(d) of the Exchange Act since January 1, 1994. Each of the consolidated balance sheets of Watson included in or incorporated by reference into the Watson Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of Watson and the Watson Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of Watson included in or incorporated by reference into the Watson Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Watson and the Watson Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). The financial statements of Watson, including the notes thereto, included in or incorporated by reference into the Watson Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except as may be indicated in the notes thereto). Since January 1, 1994, there has been no material change in Watson's accounting methods or principles except as described in the notes to such Watson financial statements. All transactions entered into by Watson or its Subsidiaries with Related Parties (as defined herein) that are required to be disclosed in the Watson Reports have been properly disclosed, in all material respects.

         3.5 No Brokers. Watson has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Watson, Watson Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Watson has retained Bear Stearns & Co. Inc. as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof.

         3.6 Opinion of Financial Advisor. Watson has received the opinion of Bear Stearns & Co. Inc., to the effect that, as of the date of such opinion, the consideration to be paid by Watson pursuant to the Merger is fair to Watson from a financial point of view.

         3.7 Watson Common Stock. The issuance and delivery by Watson of shares of Watson Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Watson. The shares of Watson Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights.

         3.8  Capitalization





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
                (a) The total authorized capital stock of Watson consists of (i) 500,000,000 shares of Watson Common Stock, 36,818,957 shares of which are issued and outstanding as of December 1, 1996 and (ii) 2,500,000 shares of Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Watson Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Watson. There are no shares of capital stock of Watson or Watson Sub of any other class authorized, issued or outstanding. Except as set forth in the Watson Disclosure Statement, Watson has not issued any shares of Watson Common Stock or Preferred Stock since December 1, 1996. All of such outstanding shares of Watson Common Stock have been validly issued, are fully paid and nonassessable and were issued in compliance with all preemptive rights.

                (b) Except as set forth in the Watson Disclosure Statement, there are currently no outstanding, and as of the Closing; there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of Watson or any of the Watson Significant Subsidiaries (as defined below), (ii) options, warrants or other rights to purchase or subscribe to capital stock of Watson or any of the Watson Significant Subsidiaries or securities convertible into or exchangeable for capital stock of Watson or any of the Watson Significant Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of Watson or any of the Watson Significant Subsidiaries. For purposes of this Agreement, a "Watson Significant Subsidiary" shall mean each Subsidiary of Watson which has total assets or total revenues for the previous fiscal year in excess of $10,000,000.

           3.9 Material Adverse Change. Since September 30, 1996 to the date of this Agreement, Watson, Watson Sub and their Subsidiaries, taken as a whole, have not suffered any change in their businesses, operations, assets, liabilities, financial condition or prospects which would reasonably have a Watson Material Adverse Effect; provided, that a Watson Material Adverse Effect will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock due to or arising from any public disclosures by Watson (including its 50% Subsidiary, Somerset Pharmaceuticals, Inc.), including, without limitation, disclosures relating to Watson's entering into any other transactions (including, without limitation, transactions relating to the acquisition of assets, stock or merger transactions). Since September 30, 1996 to the date of this Agreement, (a) Watson, Watson Sub and their Subsidiaries have not entered into any transaction outside the ordinary course of business which will be required to be disclosed in Watson's Form 10-K for the year ended December 31, 1996; (b) Watson has not (i) declared, set aside or paid any dividend or made any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (ii) directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock, or made any commitment for any such action; or (c) neither Watson nor any Watson Significant Subsidiary has voluntarily elected to alter the manner of keeping its books, accounts or records, or changed in any manner the accounting practices therein reflected, except for (i) changes that would not have a Watson Material Adverse Effect; or (ii) changes in accounting laws which effect all pharmaceutical companies generally.

         3.10 Litigation. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to Watson's knowledge, threatened against Watson, any of the Watson Significant Subsidiaries or any of Watson's or the Watson Significant Subsidiaries' respective officers, directors or affiliates, with respect to or affecting Watson's or any of the Watson Significant Subsidiaries' operations, business, products, sales practices or financial condition, or related to the consummation of the transactions contemplated hereby, or by the Watson Ancillary Documents or the Ancillary Documents which, in each case, if conducted with results unfavorable to Watson or any of the Watson Significant Subsidiaries, would have a Watson Material Adverse Effect. There are no facts known to Watson which, if known by a potential claimant or governmental authority, would reasonably give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to Watson or any of the Watson Significant Subsidiaries, would have a Watson Material Adverse Effect.

         3.11 Disclosure Documents. The Proxy Statement/Prospectus to be delivered to the Stockholders in connection with the approval of the transactions contemplated by this Agreement, or any amendment or supplement thereto (the "Proxy Statement") at the time of mailing thereof and at the time of the meeting of Stockholders, or, in the case of the Form S-4 (as defined in Section 5.7 of this Agreement) and each amendment or supplement thereto, at the time it is filed or becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Watson in reliance upon and in conformity with written information concerning the Company furnished to Watson by the Company specifically for use in the Proxy Statement.

         3.12 Tax Reorganization; Accounting Matters. Neither Watson nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code; or (b) being treated as a "pooling or interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

         3.13 Compliance with Laws--General. Watson and each of the Watson Significant Subsidiaries are in substantial compliance with all foreign, federal, state or local laws, ordinances or regulations of any court, arbitral, tribunal, administrative agency or commissioner or other governmental or other regulatory authority or agency ("Governmental Entities") (including, but not limited to, those related to occupational health and safety, controlled substances, Environmental Laws (as defined herein), Tax (as defined herein) laws, labor, ERISA (as defined herein), the Foreign Corrupt Practices Act, employment and employment practices or EEOC matters) that are applicable to Watson and each Watson Significant Subsidiary or affect or relate to this Agreement or the transactions contemplated hereby, except for any such noncompliance that would not, individually or in the aggregate, have a Watson Material Adverse Effect. To Watson's knowledge, there has been no storage, treatment, generation, transportation or Release (as defined herein) of any Materials of Environmental Concern (as defined herein) by Watson, any Watson Significant Subsidiary or by any other person or entity for which Watson or any Watson Significant Subsidiary is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) in violation of, or which could give rise to any material obligation under, Environmental Laws, where such liability or obligation would be reasonably likely to have a Watson Material Averse Effect.

         3.14    Compliance with Laws--FDA.

         (a) Watson and each Watson Significant Subsidiary are in substantial compliance with all Federal and state laws applicable to the manufacture, processing, packing, testing and sale of pharmaceutical products to the extent such laws are applicable to them, all rules and regulations of the Food and Drug Administration ("FDA") and the U.S. Drug Enforcement Agency (the "DEA"), to the extent such rules and regulations are applicable to them, each new drug application ("NDA") and abbreviated new drug application ("ANDA") and each of its establishment license applications ("ELA") and/or product license applications ("PLA") in which Watson or any of the Watson Significant Subsidiaries have sold any product on or after July 17, 1995, except where the failure to be in such compliance would not have a Watson Material Adverse Effect.

         (b) At any time after July 17, 1995, neither Watson, the Watson Significant Subsidiaries nor, to the knowledge of Watson, their respective officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10, 1991).

         (c) At any time after July 17, 1995, neither Watson nor any of the Watson Significant Subsidiaries have received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any judicial action against or to withdraw its approval or request the recall of any product of Watson or any of the Watson Significant Subsidiaries, where such product withdrawal or recall would have a Watson Material Adverse Effect, or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by Watson or any of the Watson Significant Subsidiaries or any other facility at which any of Watson's or any of the Watson Significant Subsidiaries' products are manufactured, processed, packaged, labeled, stored, distributed, tested or otherwise handled (the "Manufacturing Locations"), where such action would have a Watson Material Adverse Effect.

         (d) Watson has made available to the Company copies of any and all material reports of inspection observations, establishment inspection reports, warning letters and any other material documents received from or issued by the FDA or the DEA since January 1, 1995 that indicate or suggest a lack of material compliance with the FDA or the DEA regulatory requirements by Watson or by any Watson Significant Subsidiary.

         3.15 Books and Records. Watson's and each Watson Significant Subsidiary's books, accounts and records are, in all material respects, maintained in Watson's and such Watson Significant Subsidiary's usual, regular and ordinary manner, in accordance with GAAP and with respect to Watson and the Watson Significant Subsidiaries other than Circa Pharmaceuticals, Inc. ("Circa"), since January 1, 1995, and, with respect to Circa, since July 18, 1995, all material transactions to which Watson or any Watson Significant Subsidiary is or has been a party, taken as a whole, are properly reflected therein.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Watson and Watson Sub that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by the Company to Watson and Watson Sub concurrently herewith and identified as the "Disclosure Statement." All exceptions noted in the Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers; provided, however that any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules.

         4.1. Organization, Standing and Qualification. The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease, and operate their respective properties and assets, and to carry on their respective businesses as now conducted and as currently proposed to be conducted except where the failure to have such power and authority would not have a Company Material Adverse Effect and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which they own or lease property or in which the conduct of their respective businesses requires them to so qualify or be licensed except where the failure to so qualify, individually or in the aggregate, would not have a Company Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Company Material Adverse Effect.

         4.2.    Capitalization.
                 ---------------

         (a) The total authorized capital stock of the Company consists of (i) 35,000,000 shares of common stock, par value $0.005 per share, 13,519,213 shares of which are issued and outstanding as of the date of this Agreement;
(ii) 38,500 shares of Series A Preferred Stock, par value $0.005 per share, none of which are issued and outstanding as of the date of this Agreement;
(iii) 10,000 shares of Series B Preferred Stock, par value $0.005 per share, none of which are issued and outstanding as of the date of this Agreement; (iv) 35,000 shares of Series C Preferred Stock, par value $0.005 per share, none of which are issued and outstanding as of the date of this Agreement; (v) 10,000 shares of Series D Preferred Stock, par value $0.005 per share, none of which are issued and outstanding as of the date of this Agreement; (vi) 27,000 shares of Series E Preferred Stock, par value $10 per share, none of which are issued and outstanding as of the date of this Agreement; and (iii) 128,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.

         (b) Except as set forth in the Disclosure Statement, each share of the outstanding Company Common Stock is (i) duly authorized and validly issued;
(ii) fully paid and nonassessable and free of preemptive and similar rights; and (iii) to the knowledge of the Company, with respect to the shares of Company Common Stock owned by the directors and officers of the Company, free and clear of all liens, pledges, security interests, claims or other encumbrances and restrictions on voting and transfer other than restrictions on transfer imposed by Federal and state securities laws.

         (c) Except as set forth in the Disclosure Statement, there are currently no outstanding, and, except as permitted pursuant to Section 5.2 or the exercise or cancellation of outstanding options in accordance with their terms, as of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company or any of its Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which the Company or any of its Subsidiaries is a party or is bound relating to the issuance of any capital stock of the Company or any of its Subsidiaries. The Disclosure Statement identifies, as of the date hereof, the option holder, the number of shares subject to each option, the exercise price, the vesting schedule and the expiration date of each outstanding option or warrant to purchase capital stock of the Company or any of its Subsidiaries.

         4.3. Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries indicated in the Disclosure Schedule as being owned by the Company. Each of the outstanding shares of capital stock owned by the Company of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of the Company is listed in the Disclosure Schedule, if applicable: (a) its name and jurisdiction of incorporation or organization; (b) the location of its chief executive office; (c) a summary of its lines of business and products; (d) its authorized capital stock or share capital; and (e) the number of issued and outstanding shares of capital stock or share capital.

         4.4. Ownership Interests. Except for the interests in the Company's Subsidiaries and the interests disclosed in the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any direct or indirect interest in any corporation, joint venture, limited liability company, partnership, association or other entity. Since January 1, 1992, the Company has not (i) disposed of the capital stock (other than Company Common Stock) or all or substantially all of the assets of any ongoing business, or (ii) purchased the business and/or all or substantially all of the assets of another person, firm or corporation (whether by purchase of stock, assets, merger or otherwise).

         4.5. Constituent Documents. True and complete copies of the Certificate of Incorporation and all amendments thereto, the By-Laws as amended and currently in force, all stock records, and all corporate minute books and records of the Company and each of its Subsidiaries have been furnished or made available by the Company to Watson for inspection to the extent requested by Watson. Said stock records accurately reflect all stock transactions and the current stock ownership of the Company and its Subsidiaries. Since April 1, 1990, the corporate minute books and records of the Company and its Subsidiaries contain true and complete copies of all resolutions adopted by the stockholders or the board of directors of the Company and its Subsidiaries and any other action formally taken by them respectively as such.

         4.6. Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which the Company is a party (collectively, the "Ancillary Documents"), have been duly authorized by the Board of Directors of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Document, except the approval of the Merger by the Stockholders. This Agreement is, and, as of the Closing Date, each of the Ancillary Documents will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to the receipt of Stockholder approval of the Merger.

         4.7. No Violation. Neither the execution and delivery of this Agreement nor the Ancillary Documents by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Company Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or any of its

Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except for any of the foregoing matters which would not have a Company Material Adverse Effect; or (e) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect.

         4.8.  Compliance with Laws--General.

         (a) The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of any Governmental Entities necessary for the lawful conduct of its business (the "Permits"), except where the failure to hold such permits would not have a Company Material Adverse Effect.

         (b) The Company and its Subsidiaries are in substantial compliance with the terms of its Permits.

         (c) The Company and its Subsidiaries are in substantial compliance with all laws, ordinances or regulations of all Governmental Entities (including, but not limited to, those related to occupational health and safety, controlled substances or employment and employment practices) that are applicable to the Company or any of its Subsidiaries or affect or relate to this Agreement or the transactions contemplated hereby, except for any noncompliance that would not have a Company Material Adverse Effect.

         (d) As of the date of this Agreement, and as of the Closing, no investigation, review, inquiry or proceeding by any Governmental Entity with respect to the Company or any of its Subsidiaries is to the knowledge of the Company, pending or threatened.

         (e) Neither the Company nor any of its Subsidiaries are subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations of any laws, ordinances or regulations applicable to the Company or any of its Subsidiaries.

         4.9.  Compliance with Laws--FDA.

         (a) As to each drug of the Company for which a new drug application or abbreviated new drug application has been approved by the FDA, which drug is described in the Disclosure Statement, the applicant and all persons performing operations covered by the application are in substantial compliance with 21 U.S.C. Sections 355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of the application.

         (b) As to each biologic product of the Company or its Subsidiaries for which an ELA and/or PLA has been filed, which products are described in the Disclosure Statement, the applicant and all persons performing operations covered by the application are in substantial compliance with 42 U.S.C. Section 262, 21 C.F.R. Part 601 et. seq., and all terms and conditions of the ELA and/or PLA.

         (c) The Company and each of its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207. To the extent required, the Company and each of its Subsidiaries have obtained licenses from the DEA and are in substantial compliance with all such licenses and all applicable regulations promulgated by the DEA.

         (d) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company and its Subsidiaries have been and are being conducted in substantial compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211.

         (e) Neither the Company, its Subsidiaries nor, to the knowledge of the Company, their respective officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10, 1991).

         (f) The Company has made available to Watson copies of any and all reports of inspection observations, establishment inspection reports, warning letters and any other documents received from or issued by the FDA or the DEA within the last three years that indicate or suggest lack of compliance with the FDA or the DEA regulatory requirements by the Company, its Subsidiaries or persons covered by product applications or otherwise performing services for the benefit of the Company or its Subsidiaries.

         (g) Neither the Company nor its Subsidiaries have received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or its Subsidiaries or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by the Company or its Subsidiaries or any of the Company's or its Subsidiaries' Manufacturing Locations.

         (h) As to each article of drug or consumer product currently manufactured and/or distributed by the Company or its Subsidiaries, which products are described in the Disclosure Statement, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Sections 301c et. seq.

         (i) As to each drug referred to in (a), the Company, and its officers, employees, agents and affiliates have included or caused to be included in the application for such drug, where required, the certification described in 21 U.S.C. Section 335a(k)(l) and the list described in 21 U.S.C.
Section 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

         (j) Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, their respective officers, employees, agents or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C. Section 335a(b).

         (k) As to each application or abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by the Company or its Subsidiaries, or applicants acting on its behalf as of the date of this Agreement, the Company and its Subsidiaries have complied in all material respects with the requirements of 21 U.S.C. Sections 355 and 357 and 21 C.F.R. Parts 312, 314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the application.

         4.10. Books and Records. The Company's and its Subsidiaries' books, accounts and records are, and have been, in all material respects, maintained in the Company's and its Subsidiaries usual, regular and ordinary manner, in accordance with GAAP, and since July 1, 1990, all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein.

         4.11. SEC Documents. The Company has delivered or made available to Watson each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1993, which reports constitute all of the documents required to be filed by the Company with the SEC since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any Company Reports filed after the date hereof and prior to the Effective Time (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The

Company has timely filed with the SEC all reports required to be filed under
Section 13, 14 and 15(d) of the Exchange Act since January 1, 1993. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). The financial statements of the Company, including the notes thereto, included in or incorporated by reference into the Company Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto). Since January 1, 1993, there has been no material change in the Company's accounting methods or principles except as described in the notes to such Company financial statements.

         4.12. Accounts Receivables. To the knowledge of the Company, none of the trade receivables and notes receivable which are reflected in the financial statements contained in the Company Reports or which arose subsequent to September 30, 1996, is or was subject to any counterclaim or set off. All of such trade receivables arose out of bona fide, arms-length transactions for the sale of goods or performance of services, and to the Company's knowledge, all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts.
All such reserves, allowances and discounts, were and are adequate and materially consistent in extent with reserves, allowances and discounts previously maintained by the Company in the ordinary course of its business, subject to industry changes due to shelf restocking or customer rebates. Since September 30, 1996, there has not been a material write-down or write-off of the Company's aggregate trade receivables or a material adverse change in the aging thereof. The Company does not have, to a material extent, any outstanding sales on consignment, sales on approval, sales on return or guaranteed sales.

         4.13. Inventory. All inventory of the Company or any of its Subsidiaries which is held for sale or resale, including raw materials, work in process and finished goods (collectively, "Inventory"), consists of items of a quantity and quality historically usable and/or saleable in the normal course of business, except for items of obsolete and slow-moving material and materials which are below standard quality, all of which have been written down to estimated net realizable value on an item by item basis. None of such write-downs have had a Company Material Adverse Effect since September 30, 1996. With the exception of items of below standard quality which have been written down to their estimated net realizable value, no material portion of the materials and/or workmanship comprising the Inventory is defective. All Inventory reflected in the Company Reports is valued at the lower of cost or market with cost determined by the first in first out accounting method. Since September 30, 1996, there has not been a material change in the level of the Inventory. All Inventory is, and, to the knowledge of the Company, all tools, dies, jigs, patterns, molds, equipment, supplies and other materials used in the production of Inventory are, located at the Real Estate (as defined herein), the Leased Premises (as defined herein) or the Company's or its Subsidiaries' Manufacturing Locations.

         4.14. Bank Accounts. The Disclosure Statement contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box; (b) the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney from the Company or any of its Subsidiaries; and (c) all instruments or agreements to which the Company or any of its Subsidiaries is a party as an endorser, surety or guarantor, other than checks or other instruments endorsed for collection or deposit.

         4.15.  Intellectual Property.

         (a) The Disclosure Statement identifies all of the following which are used in the Company's or any of its Subsidiaries' businesses and in which the Company or any of its Subsidiaries claims any ownership rights: (i) all registered trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), together with information regarding all registrations and pending applications to register any such rights; (ii) all common law Trademarks; (iii) all patents on and pending applications to patent any technology or design; (iv) all registrations of and applications to register copyrights; and (v) all licenses or rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by the Company or any of its Subsidiaries, other than licenses to commercially available computer software and other know-how acquired or entered into by the Company or any of its Subsidiaries in the ordinary course of business. The rights required to be so identified, together with all proprietary formulation, manufacturing methods, know-how and trade secrets that are material to the Company's or any of its Subsidiaries' businesses, are referred to herein collectively as the "Intellectual Property".

         (b)(i) The Company or its Subsidiaries is the owner of or duly licensed to use each Trademark and its associated goodwill; (ii) each of the Trademark registrations exists and has been maintained in good standing; (iii) each patent and application included in the Intellectual Property exists, is owned by or licensed to the Company or its Subsidiaries and, to the Company's knowledge, has been maintained in good standing; (iv) each copyright registration exists and is owned by the Company or its Subsidiaries; (v) to the Company's knowledge, no other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (vi) the Company has no knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property; (vii) the Company has no knowledge of any claim or knowledge of any facts that would give the Company any reason to reasonably believe that the Company's or its Subsidiaries' use of any Intellectual Property infringes any right of any third party; (viii) the Company has no knowledge and there are no facts known to the Company that would give the Company any reasonable basis to believe that any third party is infringing on any of the Company's or its Subsidiaries' rights in any of the Intellectual Property; (ix) the Company has no knowledge and there are no facts known to the Company that would give the Company any reasonable basis to believe that any of its actions or the actions of its Subsidiaries has infringed or is infringing on any third party's Intellectual Property rights; (x) to the Company's knowledge, there are no undisclosed government restrictions, domestic or foreign, which specifically limit the manner in which any of the Intellectual Property may be used or licensed; and (xi) to the Company's knowledge, neither the Company, its Subsidiaries nor any of their respective officers or directors has disclosed any confidential information of the Company or any of its Subsidiaries which would constitute trade secrets under Florida law, except in the ordinary course of business of the Company and its Subsidiaries or with the authority of the Company or its Subsidiaries.

         (c) Watson understands and acknowledges that the Surviving Corporation must continue to assert control over the quality of the goods or services offered in connection with the Company's Trademarks or its Subsidiaries in order to maintain its claim of ownership in the Trademarks after the Closing.

         4.16. Title to Properties. Attached to the Disclosure Statement is a list and description of each item of real or tangible personal property owned by the Company or any of its Subsidiaries which has a net book value in excess of $50,000. The Company or its Subsidiaries (i) has good, marketable, legal and valid title to such property free and clear of all liens, claims, encumbrances or security interests (collectively, "Liens"), except for (A) Liens set forth on the Disclosure Statement and (B) (x) mechanic's, materialmen's, and similar liens, (y) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation and (z) liens on goods in transit incurred pursuant to documentary letters of credit; and (ii) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which the Company or any of its Subsidiaries is a party (other than leases for Leased Premises) are legal, valid and binding obligations of the Company or its Subsidiaries and in full force and effect, and no default by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto has occurred or is continuing thereunder. The Disclosure Schedule lists all properties and assets used by the Company or any of its Subsidiaries in connection with the operation of their respective businesses which are held under any lease or under any conditional sale or other title retention agreement to the extent the Company or its Subsidiaries remaining obligations under any such lease or agreement exceeds $50,000. Except for such assets and facilities as are immaterial to the business of the Company or its Subsidiaries, all tangible assets and facilities of the Company and its Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) and, in the aggregate with the intangible assets of the Company, are sufficient to conduct the business of the Company and its Subsidiaries as previously conducted prior to the date hereof.

         4.17.  Real Estate.

         (a) Neither the Company nor any of its Subsidiaries owns any real estate, or has the option to acquire any real estate, other than the premises identified in the Disclosure Statement (the "Real Estate"). The Disclosure Statement accurately sets forth the street addresses of the Real Estate. The Real Estate is not subject to any leases or tenancies. None of the improvements comprising the Real Estate or the businesses conducted or proposed to be conducted by the Company or its Subsidiaries thereon, are, to the Company's knowledge, in violation of any material use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code, ordinance or public utility easement or any other applicable law. No material expenditures are required to be made for the repair or maintenance of any improvements on the Real Estate or for the Real Estate to be used for its intended purpose.

         (b) Neither the Company nor any of its Subsidiaries leases any real estate other than the premises identified in the Disclosure Statement as being so leased (the "Leased Premises"). The Leased Premises are leased to the Company or its Subsidiaries, pursuant to written leases, true, correct and complete copies of which have been provided to Watson or its counsel. None of the improvements comprising the Leased Premises, or the businesses conducted or proposed to be conducted by the Company or its Subsidiaries thereon, are, to the Company's knowledge, in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easements or other applicable law, except for violations which do not have a Company Material Adverse Effect or materially interfere with the conduct of the business of the Company or its Subsidiaries. No material expenditures are required to be made for the repair or maintenance of any improvements on the Leased Premises or for the Leased Premises to be used for its intended purpose. Neither the Company nor its Subsidiaries are in default under any agreement relating to the Leased Premises nor, to the knowledge of the Company, is any other party thereto in default thereunder. All options in favor of the Company or its Subsidiaries to purchase any of the Leased Premises, if any, are in full force and effect.

         (c) The Real Estate, the Leased Premises, each facility located on the Real Estate and the Leased Premises and, to the Company's knowledge, each of the Company's or its Subsidiaries' Manufacturing Locations are currently served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such Real Estate, Leased Premises, Manufacturing Locations and/or facility at its current rate of production, and none of the utility companies serving any such Real Estate, Leased Premises, any facility and, to the Company's knowledge, each of such Manufacturing Locations has threatened the Company or its Subsidiaries with any reduction in service.

         (d) There are no challenges or appeals pending regarding the amount of the taxes on, or the assessed valuation of, the Real Estate or the Leased Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this Section 4.17(d) shall not be deemed to be breached by any prospective general increase in real estate tax rates).

         (e) There are no condemnation proceedings pending against the Company or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or the Leased Premises.

         (f) There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending against the Company or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or, to the extent the Company or its Subsidiaries is liable for payment therefor, the Leased Premises.

         (g) The buildings and other facilities located on the Real Estate and the Leased Premises are free of any material latent structural or engineering defects known to the Company or any material patent structural or engineering defects.

         4.18.   Contracts.

         (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or the issuer or beneficiary of, any undischarged written or oral:
(i) agreement or arrangement obligating the Company or its Subsidiaries to pay or receive, or pursuant to which the Company or its Subsidiaries has previously paid or received, an amount in excess of $50,000 (excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices); (ii) employment or consulting agreement or arrangement; (iii) collective bargaining agreement; (iv) plan or contract or arrangement providing for bonuses, severance, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees of the Company, other than Plans, Welfare Plans and Employee Benefit Plans (in each case as defined herein) described in the Disclosure Statement; (v) agreement restricting in any manner the Company's right to compete with any other person or entity, the Company's right to sell to or purchase from any other person or entity, the right of any other party to compete with the Company, or the ability of such person or entity to employ any of the Company's employees; (vi) secrecy or confidentiality agreements; (vii) any distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of the Company or any of its Subsidiaries; (viii) agreement between the Company and any of its affiliates or other Related Parties (as herein defined); (ix) guaranty, performance, bid or completion bond, or surety or indemnification agreement; (x) requirements contract; (xi) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit; (xii) agreement for the treatment or disposal of Materials of Environmental Concern (as defined herein); (xiii) power of attorney; (xiv) any agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement; (xvi) any contract, agreement or arrangement containing change of control provisions; or (xvii) any other agreement not entered into in the ordinary course of business. Neither the Company nor any of its Subsidiaries are currently negotiating (and have not entered into preliminary discussions with respect to) any transaction involving an aggregate payment by the Company or its Subsidiaries and/or receipts to the Company or its Subsidiaries in excess of $150,000 excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices.

         (b) All agreements, leases, subleases and other instruments referred to in this Section 4.18, are, pursuant to their terms, in full force and binding upon the Company or its Subsidiaries, and, to the knowledge of the Company, the other parties thereto. Neither the Company nor any of its Subsidiaries is and, to the Company's knowledge, none of the other parties thereto are in default of a material provision under any such agreement, lease, sublease or other instrument. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default of a material provision under any such agreement, lease, sublease or other instrument by the Company or its Subsidiaries, or, to the knowledge of the Company, the other contracting party. Neither the Company nor any of its Subsidiaries has released or waived any material right under any such agreement, lease, sublease or other instrument other than in the ordinary course of business consistent with past practices.

         (c) Immediately after the Closing, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company or its Subsidiaries.

         (d) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Company or its Subsidiaries according to the terms of this Agreement will be a default of a material provision under or an event of acceleration, or grounds for termination, or whereby timely performance by the Company of this Agreement may be prohibited, prevented or delayed.

         4.19. Insurance. The Disclosure Statement contains a true and correct list of all insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), including without limitation those which pertain to the Company's or its Subsidiaries' assets, employees or operations. All such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policies. In the two (2) year period ending on the date hereof, neither the Company nor any of its Subsidiaries have received any written notice from, or on behalf of, any insurance carrier relating to or involving an annual increase by over 10% in insurance rates (except to the extent that insurance risks may be increased for all similarly situated risks) or non-renewal of a policy, or requiring or suggesting material alteration of any of the Company's or its Subsidiaries' assets, purchase of additional equipment, or material modification of any of the Company's or its Subsidiaries' methods of doing business. Neither the Company nor any of its Subsidiaries made any claim for reimbursement from its insurance carriers since June 30, 1993.

         4.20. Litigation. Except as set forth in the Disclosure Schedule or matters which are immaterial to the Company or its Subsidiaries, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, or any of the Company's or its Subsidiaries' respective officers, directors or affiliates, with respect to or affecting the Company's or its Subsidiaries' respective operations, businesses, products, sales practices or financial condition, or related to the consummation of the transactions contemplated hereby or by the Watson Ancillary Documents or the Ancillary Documents. There are no facts known to the Company which, if known by a potential claimant or governmental authority, would reasonably give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or its Subsidiaries, would have a Company Material Adverse Effect.

         4.21. Warranties. To the Company's knowledge, neither the Company nor any of its Subsidiaries has made any oral or written warranties with respect to the quality or absence of defects of its products or services which they have sold or performed which are in force as of the date hereof except as are described in the Disclosure Statement. There are no material claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services nor are there any facts known to the Company relating to the quality of or absence of defects in such products or services which, if known by a potential claimant or governmental authority, would reasonably give rise to a material claim or proceeding. The Disclosure Statement sets forth a summary, which is accurate in all material respects, of all returns of products during the period beginning January 1, 1995 and ending on the date hereof, and all credits and allowances for returned products given to customers during said period to the extent that such returns, credits and allowances with respect to any one product exceeds $50,000 in the aggregate, and said summary contains a description of any reoccurring product defects (other than returns due to date expirations). The Company has no knowledge of or reason to believe that the percentage of warranty claims or product returns for products sold by the Company and its Subsidiaries prior to the Closing Date will exceed historical levels.

         4.22. Products Liability. Neither the Company nor any of its Subsidiaries have received any written notice relating to, nor does the Company have knowledge of any facts or circumstances which could reasonably give rise to, any claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Company or its Subsidiaries prior to the date of this Agreement.

         4.23. Arbitration. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of the Company or its Subsidiaries.

         4.24.  Taxes.
                ------

         (a) As used in this Agreement, (i) the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

         (b) There have been properly completed and filed on a timely basis and in correct form all material Returns required to be filed by the Company or any of its Subsidiaries. As of the time of filing, the foregoing Returns were correct and complete in all material respects. An extension of time within which to file any Return which has not been filed has not been requested or granted.

         (c) With respect to all amounts in respect of Taxes imposed upon the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before September 30, 1996, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all amounts required to be paid by the Company or its Subsidiaries, to taxing authorities or others, on or before the date hereof have been paid or adequately reserved for on the financial statements contained in the Company Reports, and any Taxes accrued but not due and payable as of September 30, 1996 have been accrued or otherwise reserved for in financial statements contained in the most recent Company Report. No Taxes have been (or will prior to the Closing Date be) recorded by the Company or any of its Subsidiaries other than in the ordinary course of business. There are no Liens filed against any asset of the Company or any of its Subsidiaries resulting from the failure to pay any Tax when due.

         (d) To the Company's knowledge, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by the Company or any of its Subsidiaries (or with respect to any Return which a taxing authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect. The Disclosure Statement sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which Returns will be required but are not yet due to be filed and have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the Company Report, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements contained in the most recent Company Report.

         (e) The unpaid Taxes of the Company or any of its Subsidiaries do not materially exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the financial statements included in the most recent Company Report, as adjusted for the passage of time through the Closing.

         (f) Neither the Company nor any of its Subsidiaries is or at any time has been a party to or bound by (nor will the Company or any of its Subsidiaries become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.

         (g) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code.

         (h) All material elections with respect to Taxes affecting the Company or any of its Subsidiaries that are currently effective as of the date hereof that are not reflected in the Company's Returns are set forth in the Disclosure Statement.

         4.25. ERISA. The Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and referred to herein as a "Welfare Plan") and all other Benefit Plans (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement to provide employees, directors, independent contractors, officers or agents of any Commonly Controlled Entity with medical, health, life, bonus, stock (option, ownership or purchase), deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its subsidiaries or any other Person that, together with the Company at any time during the last six years, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of any Commonly Controlled Entity. The Company has delivered or made available to Watson true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Forms 5500 and 990, if any, filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan; and (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Benefit Plan (including insurance contracts associated with every Benefit Plan regardless of whether any current cash value exists). Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where the failure to comply would not be reasonably expected to result in a Company Material Adverse Effect.

                 (b) All Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, or have filed a timely application therefor, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                 (c) No Commonly Controlled Entity has adopted or been obligated to contribute to any "defined benefit pension plan" as defined in
Section 3(35) of ERISA subject to Title IV of ERISA in the five years preceding the date hereof.

                 (d) No Commonly Controlled Entity has been required at any time within the five calendar years preceding the date hereof or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA ) or has withdrawn from any multiemployer plan where such withdrawal has either: (i) resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid; or (ii) engaged in a transaction that might have resulted in withdrawal liability but for the application of Section 4204 of ERISA.

                 (e) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a "welfare benefits fund", as such term is defined in
Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and
(iii) each such Welfare Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

                 (f) Except as set forth in the Disclosure Schedule, neither the Company or any Commonly Controlled Entity nor any Person acting on behalf of the Company or any Commonly Controlled Entity has, in contemplation of any corporate transaction involving Watson, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Company or of any Commonly Controlled Entity to the effect that, following the date hereof, (i) any benefits or compensation provided to such employees under existing Benefit Plans or under any other plan or arrangement will be enhanced, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, or (iv) any plans or arrangements provided by Watson will be made available to such employees.

                 (g) No Commonly Controlled Entity has ever promised or been obligated to provide former employees with coverage or benefits under Benefit Plans, other than as required by Section 4980B of the Code.

                 (h) All contributions or premiums owed by Commonly Controlled Entities with respect to Benefit Plans under law, contract or otherwise have been made in full and on a timely basis and Commonly Controlled Entities are not obligated to contribute with respect to any Benefit

Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.

                 (i) To the Company's knowledge, no Pension Plan or Welfare Plan or any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.

                 (j) There are no pending or, to the Company's knowledge, threatened likely claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA thereto, any Commonly Controlled Entity or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

                 (k) Nothing in this Agreement or the transaction contemplated hereunder will: (i) cause the termination or repricing of any insurance contract to which a Commonly Controlled Entity or Benefit Plan is a party to the purposes of providing employee benefits; (ii) trigger a right of any employee of any Commonly Controlled Entity to severance, deferred compensation or retirement benefits; or (iii) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan.

                 (l) No Commonly Controlled Entity maintains any unfunded plan of deferred compensation.

         4.26. Labor Matters. Except as set forth in the Disclosure Statement or for events that occur after the date hereof which are disclosed in writing by the Company to Watson, (a) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and during the past three years, there has not been any such action; (b) there are no union claims to represent the employees of the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries;
(d) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor to the knowledge of the Company does any question concerning representation exist with respect to such employees;
(e) to the knowledge of the Company, the Company and its Subsidiaries are, and has at all times been, in material compliance with all applicable employment laws and practices, including, without limitation, any such laws relating to employment discrimination, occupational safety and health and unfair labor practices; (f) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or, to the knowledge of the Company, any charges or complaints, or facts which could reasonably give rise to a charge or complaint, pending or threatened with any Governmental Entity who has jurisdiction over unlawful employment practices; (g) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure pending relating to the Company or any of its Subsidiaries; (h) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date of this Agreement or amounts required to be reimbursed to such employees; (i) upon termination of the employment of any of the employees of the Company or any of its Subsidiaries after the Closing, neither the Company nor any of its Subsidiaries will be liable to any of its employees for severance pay, except as otherwise required by federal law; (j) the employment of each of the Company's or its Subsidiaries' employees is terminable at will without cost to the Company or any of its Subsidiaries except for payments disclosed on the Disclosure Statement or required under the Plans, Welfare Plans and Employee Benefit Plans and payment of accrued salaries or wages and vacation pay; (k) no employee or former employee of the Company or any of its Subsidiaries has any right to be rehired by the Company or its Subsidiaries prior to the Company's or its Subsidiaries' hiring a person not previously employed by the Company or its Subsidiaries; and (l) the Disclosure Statement contains a true and complete list of all employees who are employed by the Company or any of its Subsidiaries as of December 1, 1996, and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans, Welfare Plans and Employee Benefit Plans), dates of employment and positions. Neither the Company nor any of its Subsidiaries owes any past or present employee any sum in excess of $25,000 individually or $50,000 in the aggregate other than for accrued wages or salaries for the current payroll period, and amounts payable under Plans, Welfare Plans or Employee Benefit Plans. No employee owes any sum to the Company or any of its Subsidiaries in excess of $25,000, and all employees together do not owe the Company or any of its Subsidiaries in excess of $50,000.

         4.27.   Environmental Matters.

         (a) The Company, its Subsidiaries and their respective assets and businesses are in substantial compliance with all Environmental Laws and Environmental Permits (as herein defined) applicable to them. A copy of any notice, citation, inquiry or complaint which the Company or any of its Subsidiaries has received in the past three years of any alleged violation of any Environmental Law or Environmental Permit is contained in the Disclosure Schedule, and all violations alleged in said notices have been or are being corrected. A description of all such violations currently being corrected is contained in the Disclosure Statement. The Company and its Subsidiaries possess all Environmental Permits which are required for the operation of their respective businesses, and are in substantial compliance with the provisions of all such Environmental Permits. Copies of all Environmental Permits issued to the Company or any of its Subsidiaries have been provided or made available to Watson or its counsel. The Company has delivered to Watson copies of all environmental reports with respect to the Real Estate and the Leased Premises in its possession (other than reports prepared by or on behalf of Watson) which were conducted during the last five years.

         (b) The Disclosure Statement sets forth a complete list of all Materials of Environmental Concern stored, treated, generated, used, transported or Released (as herein defined) in connection with the operation of the Company's business. There has been no storage, treatment, generation, transportation or Release of any Materials of Environmental Concern by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other person or entity for which the Company or any of its Subsidiaries is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) in violation of, or which could give rise to any material obligation under, Environmental Laws.

         (c) The Disclosure Statement sets forth a complete list of all Containers (as herein defined) that are now present at, or have heretofore been removed during the last two years from, the Real Estate or the Leased Premises. All Containers which have been heretofore removed from the Real Estate or the Leased Premises have been removed substantially in accordance with all applicable Environmental Laws.

         (d) For the purposes of this Agreement: (i) "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing; (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws; (iii) "Materials of Environmental Concern" means (A) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C., Sec. 6902 et. seq., and all amendments thereto and reauthorizations thereof; and (B) even if not prohibited, limited or regulated by Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the Real Estate or the Leased Premises; (iv) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release or threatened release of any Materials of Environmental Concern into the environment, whether or not notification or reporting to any governmental agency was or is, required, including without limitation any Release which is subject to CERCLA; (v) "Facility" means any facility as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq., as amended and reauthorized ("CERCLA"); (vi) "Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by the Company; and

(vii) "Containers" means above-ground and under-ground storage tanks, vessels and related equipment and containers.

         4.28. Interim Conduct of Business. Except as otherwise contemplated by this Agreement, since September 30, 1996, neither the Company nor any of its Subsidiaries has:

         (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any material portion of its assets or property, except for sales of Inventory and cash applied in the payment of the Company's or its Subsidiaries' liabilities in the usual and ordinary course of business in accordance with the Company's or its Subsidiaries' past practices;

         (b) written off any asset which has a net book value which exceeds $25,000 individually or $50,000 in the aggregate in value, or suffered any casualty, damage, destruction or loss, or interruption in use, of any material asset, property or portion of Inventory (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

         (c) waived any material right arising out of the conduct of, or with respect to, its business;

         (d) made (or committed to make) capital expenditures in an amount which exceeds $25,000 for any item or $100,000 in the aggregate;

         (e) made any change in accounting methods or principles;

         (f) borrowed any money or issued any bonds, debentures, notes or other corporate securities (other than equity securities), including without limitation, those evidencing borrowed money;

         (g) entered into any transaction with, or made any payment to, or incurred any liability to, any Related Party (as defined herein) in an amount which exceeds $15,000 or $50,000 in the aggregate (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company or its Subsidiaries);

         (h) increased the compensation payable to any employee, except for normal pay increases in the ordinary course of business consistent with past practices;

         (i) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

         (j) paid or incurred any management or consulting fees, or engaged any consultants, except in the ordinary course of business;

         (k) hired any employee who has an annual salary in excess of $35,000, or employees with aggregate annual salaries or wages in excess of $70,000;

         (l) terminated any employee having an annual salary or wages in excess of $35,000 or employees with aggregate annual salaries or wages in excess of $70,000;

         (m) adopted any new Plan, Welfare Plan or Employee Benefit Plan;

         (n) issued or sold any securities of any class, except for the grant or exercise of options to purchase Company Common Stock under the Company Option Plans;

         (o) paid, declared or set aside any dividend or other distribution on its securities of any class, or purchased, exchanged or redeemed any of its securities of any class; or

         (p) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in the usual and ordinary course of business in accordance with past practices.

Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 4.28 by entering into this Agreement or by consummating the transactions contemplated hereby.

         4.29. Affiliated Transactions. Since January 1, 1995, neither the Company nor any of its Subsidiaries has been a party to any transactions (other than employee compensation and other ordinary incidents of employment) in excess of $15,000 individually or $50,000 in the aggregate with a "Related Party" other than loans to Company employees made in connection with the exercise of Company stock options, all of which have been paid in full as of the date hereof. For purposes of this Agreement, the term "Related Party" shall mean: any present or former officer or director, 10% stockholder or present affiliate of the Company or any of its Subsidiaries, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Company's or its Subsidiaries' respective businesses, is presently owned by or leased or licensed by or to any Related Party. Prior to the Closing, all amounts due and owing to or from the Company or its Subsidiaries by or to any of the Related Parties (excluding employee compensation and other incidents of employment) shall be paid in full. Except for the ownership of securities representing less than a 2% equity interest in various publicly traded companies, neither the Company, its Subsidiaries, nor to the Company's knowledge, any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Company's or its Subsidiaries' respective businesses.

         4.30. Significant Customers, Suppliers and Employees. The Disclosure Statement sets forth an accurate list of the Company's and its Subsidiaries' Significant Customers (as defined herein),

Significant Suppliers (as defined herein) and Significant Employees (as defined herein). The Company has no knowledge of any intention or indication of intention by a (a) Significant Customer to terminate its business relationship with the Company or its Subsidiaries or to limit or alter its business relationship with the Company or its Subsidiaries in any material respect; (b) Significant Supplier to terminate its business relationship with the Company or its Subsidiaries or to limit or alter its business relationship with the Company or its Subsidiaries in any material respect; or (c) Significant Employee intends to terminate his employment with the Company or its Subsidiaries. Notwithstanding the foregoing, nothing contained herein shall be deemed to be a covenant or guaranty by the Company that any particular Significant Customer, Significant Supplier or Significant Employee will continue to conduct business with the Company and its Subsidiaries after the date hereof. As used herein, (w) "Significant Customer" means the 10 largest customers of the Company and its Subsidiaries, taken as a whole, including distributors of the Company's products, measured in terms of sales volume in dollars for the year ended December 31, 1995 and for the eleven month period ending November 30, 1996, (x) "Significant Supplier" means any supplier of the Company and its Subsidiaries from whom the Company or its Subsidiaries has purchased $250,000 or more of goods during the year ended December 31, 1995 or $229,000 or more goods during the eleven month period ending November 30, 1996, for use in the Company's or its Subsidiaries' respective businesses; and (y) "Significant Employee" means the Chief Executive Officer, the President, the Senior Director of Research and Development, any Vice President, the Director of Field Sales or any regional sales manager of the Company or its Subsidiaries.

         4.31. Material Adverse Change. Since September 30, 1996 to the date of this Agreement, neither the Company nor its Subsidiaries has suffered any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Company or its Subsidiaries, taken as a whole.

         4.32. Bribes. Since April 1, 1990, neither the Company, its Subsidiaries nor, to the Company's knowledge, any of their respective officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Company, its Subsidiaries or their respective business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company or its Subsidiaries, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

         4.33. Absence of Indemnifiable Claims, etc. There are no pending claims and, to the knowledge of the Company, no facts that would reasonably entitle any director, officer or employee of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable law, the Certificate of Incorporation or By-laws of the Company or its Subsidiaries or any insurance policy maintained by the Company or its Subsidiaries.

         4.34. No Undisclosed Liabilities. There are no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the Company or its Subsidiaries other than (i) liabilities disclosed or provided for in the most recent financial statements contained in the Company Reports; (ii) liabilities which, individually or in the aggregate, are not material to the Company or its Subsidiaries; (iii) liabilities under this Agreement (or contemplated hereby) or disclosed in the Disclosure Statement and
(iv) liabilities incurred since September 30, 1996 in the ordinary course of business and consistent with past practices.

         4.35. No Brokers. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Watson, Watson Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Gruntal & Co., Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to Watson prior to the date hereof.

         4.36. Tax Reorganization. Neither the Company nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code or (b) being treated as a "pooling or interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

         4.37. Opinion of Financial Advisor. The Company has received the opinion of Gruntal & Co., Incorporated to the effect that, as of the date hereof, the consideration to be received by the Stockholders pursuant to the Merger is fair to such Stockholders from a financial point of view.

         4.38. Information Supplied. The information supplied or to be supplied in writing by the Company, its Subsidiaries, or any of their respective officers, directors, representatives, agents or employees, for inclusion or incorporation by reference in (a) the Proxy Statement will not, at the time the Proxy Statement is first mailed to the Stockholders, at the time such Stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) the Form S-4, together with all amendments and supplements thereto, will not, at the time the Form S-4 is filed or becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Watson or any of Watson's Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4.

         4.39. Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, applicable to the Company or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.


                                   ARTICLE V

                                   COVENANTS

         5.1     Alternative Proposals.    Prior to the Effective Time, the
Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate or solicit, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its Stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 5.1; and (c) that it will notify the other immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of the Company from (A) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (i) the Board of Directors of the Company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law; (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Watson to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and (iii) subject to any confidentiality agreement with such person or entity (which the Company determined in good faith was required to be executed in order for its Board of Directors to comply with its fiduciary duties to stockholders imposed by law), the Company keeps Watson informed of the status of any such discussions or negotiations; and (B) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof); (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)); or (z) affect any other obligation of the Company under this Agreement.

         5.2  Interim Operations.

         (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, unless Watson has consented in writing thereto (which consent shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to,:

              (i) conduct their respective operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

              (ii) to the extent consistent with their respective businesses, use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

              (iii) not amend their respective Certificates of Incorporation or By-Laws or comparable governing instruments;

              (iv) promptly notify Watson of any material emergency or other Company Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach of any representation or warranty contained herein;

              (v) promptly deliver to Watson true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

              (vi) not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice; (D) grant any severance or termination package to any employee or consultant, except to the extent consistent with past practices; (E) hire any new employee who shall have, or terminate the employment of any employee who has, an annual salary in excess of $80,000; or (F) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

                 (vii) not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

                 (viii) not enter into any agreement or transaction, or agree to enter into any agreement or transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, license agreement partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;

                 (ix) not enter into any additional research and development contracts which call for the payment or receipt of funds in excess of $10,000 individually or $50,000 in the aggregate, other than the contracts contemplated by the Company's research and development plan which has been disclosed by the Company to Watson prior to the date hereof;

                 (x) not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others other than in the ordinary course of its business, but in no event in an amount exceeding $2,500,000 in the aggregate (other than normal expenditures for the purchase of raw materials or other supplies);

                 (xi) not make any loans, advances or capital contributions to, or investments in, any other Person;

                 (xii) Except as described in the Disclosure Statement, not make or commit to made any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

                 (xiii) not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate or Related Party of the Company or any of its Subsidiaries or enter into any transaction with any affiliate or Related Party of the Company or its Subsidiaries (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company or its Subsidiaries);

                 (xiv) not voluntarily elect to alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected, except for changes in accounting laws which effect all pharmaceutical companies generally;

                 (xv) not grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except Liens for taxes not currently due and liens granted to incur the indebtedness contemplated by Section 5.2(a)(x) hereof; and

               (xvi) maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect.

         (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, unless the Company has consented in writing thereto (which consent shall not be unreasonably withheld), Watson shall, and shall cause each of its Subsidiaries to,:

               (i) conduct their respective operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted (except for entering into transactions described in 5.2(b)(v) below);

               (ii) promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

               (iii) promptly notify the Company of any material emergency or other Watson Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach of any representation or warranty contained herein;

               (iv) not amend their respective Certificates of Incorporation or By-laws or comparable governing instruments;

               (v) promptly notify the Company of its entering into any agreement with respect to any material transaction involving a merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization or recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;

               (vi) not take any action that would result in a failure to maintain the trading of Watson Common Stock on the Nasdaq National Market;

               (vii) with respect to Watson only (and not its Subsidiaries), not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action; and

               (viii) not voluntarily elect to alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected, except for (A) changes that would not have a Watson Material Adverse Effect; or (B) changes in accounting laws which effect all pharmaceutical companies generally.

         5.3 Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of the

Stockholders as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement to the Stockholders; provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to the Stockholders imposed by law.

         5.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Watson shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and
(ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use commercially reasonable efforts to obtain all consents under or with respect to, any contract, lease, agreement, purchase order, sales order or other instrument, Permit or Environmental Permit, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and (d) take, or cause to be taken, all other commercially reasonable actions as are reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further commercially reasonable action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Watson and the Surviving Corporation shall take all such necessary action.

         5.5 Inspection of Records. From the date hereof to the Effective Time, the Company shall (a) allow all designated officers, attorneys, accountants and other representatives of Watson reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries; (b) furnish to Watson, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Watson and its investigation of the business of the Company and its Subsidiaries. From the date hereof to the Effective Time, Watson shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (b) instruct the officers, counsel and financial advisors of Watson to cooperate with the Company in its investigation of the business of Watson or its Subsidiaries. All information disclosed by the Company to Watson and its representatives or by Watson to the Company and its representatives shall be subject to the terms of that certain Non-Disclosure Agreement (the "Confidentiality Agreement") dated as of December 13, 1995 between Watson and the Company.

         5.6 Publicity. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

         5.7 Registration Statement. Watson and the Company shall cooperate and promptly prepare and Watson shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Watson Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the Proxy Statement. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Watson shall use all reasonable efforts, and the Company will cooperate with Watson, to have the Form S-4 declared effective by the SEC as promptly as practicable. Watson shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. No amendment or supplement to the Proxy Statement will be made by Watson or the Company without the approval of the other party, which approval shall not be unreasonably withheld. Watson will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Watson Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and Watson shall use its best efforts to promptly resolve any such stop order, suspension or qualification.

         5.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

         5.9 Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to Watson a list of names and addresses of those persons who were or will be, in the Company's reasonable judgment, at the record date for its Stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide Watson such information and documents as Watson shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Watson, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit C. Watson shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Watson Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Watson Common Stock, consistent with the terms of such Affiliate Letters.

         5.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except
(a) as otherwise expressly provided for herein; and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement shall be shared equally by the Company and Watson.

         5.11 Tax Treatment of Merger. From and after the date hereof and until the Effective Time, neither Watson nor the Company nor any of their respective Subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as (i) a reorganization within the meaning of
Section 368(a) of the Code; or (ii) a "pooling of interests" for accounting purposes; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. After the Effective Time, Watson shall not take or fail to take (and shall cause the Surviving Corporation not to take or fail to take) any action that is reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         5.12 Employee Benefit Plans. Watson covenants and agrees that it will continue the Company's existing benefit plans and arrangements for a period of at least six months following the Effective Date. Thereafter, to the extent the existing benefit plans and arrangements provided by the Company to its employees are terminated, such employees who remain employees of the Surviving Corporation shall be entitled to participate in all benefit plans and arrangements that are available and subsequently become available to Watson's employees on the same basis as Watson's employees in similar positions are eligible to participate. For purposes of satisfying the terms and conditions of such plans, Watson shall give full credit for eligibility, vesting or benefit accrual for each participant's period of service with the Company prior
to the Effective Time.   To the extent Watson's benefit plans provide medical
or dental welfare benefits after the Closing Date, Watson shall cause all pre-existing condition exclusions and actively at work requirements to be waived and Watson shall provide that any expenses incurred on or before the Closing Date shall be taken into account under Watson's benefit plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.

         5.13 Company Options. Immediately after the Effective Time, but in any event, no later than three business days after the Closing Date, Watson shall register the shares of Watson Common Stock issuable upon exercise of such Company Options with the SEC on Form S-8, to the extent that such Company Options may be registered on such form. To the extent that all or any portion of the

Company Options may not be registered on Form S-8 (the "Non-Employee Options"), Watson and the Company shall cooperate and promptly prepare and Watson shall file with the SEC as soon as practicable a Registration Statement on Form S-3 (the "Form S-3") under the Securities Act, with respect to the Watson Common Stock issuable upon exercise of the Non-Employee Options. Watson shall use all reasonable efforts, and the Company will cooperate with Watson, to have the Form S-3 declared effective by the SEC on or prior to the Effective Date. Watson will advise holders of such Non-Employee Options, promptly after it receives notice thereof, of the time when the Form S-3 has become effective, the issuance of any stop order or the suspension of the qualification of the Watson Common Stock issuable in connection with the exercise of the Non-Employee Options for offering or sale in any jurisdiction and Watson shall use its best efforts to promptly resolve any such stop order, suspension or qualification.

         5.14  Indemnification of Directors and Officers of the Company
               --------------------------------------------------------

         (a) From and after the Effective Time of the Merger, Watson agrees to indemnify and hold harmless, and to cause the Surviving Corporation to honor its separate indemnification to, each person who is an officer or director of the Company or its Subsidiaries on the date of this Agreement (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his or her capacity as an officer or director of the Company or its Subsidiaries, to the same extent he or she would have been indemnified under the Articles of Incorporation or By-laws of Watson as such documents were in effect on the date of this Agreement and to the extent permitted under applicable law. Subject to an Indemnified Person's obligation to refund any advances in accordance with the Florida Business Corporation Act, Watson shall advance all litigation costs reasonably incurred by such Indemnified Person in accordance with applicable law.

         (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger consolidation or reorganization of Watson.

         (c) The rights to indemnification granted by this Section 5.14 are subject to the following limitations: (i) amounts otherwise required to be paid by Watson to an Indemnified Person pursuant to this Section 5.14 shall be reduced by any amounts that such Indemnified Person has recovered by virtue of the claim for which indemnification is sought and Watson shall be reimbursed for any amounts paid by Watson that such Indemnified Person subsequently recovers by virtue of such claim; (ii) any claim for indemnification pursuant to this Section 5.14 must be submitted in writing to the Chief Executive Officer or Chairman of Watson promptly upon such Indemnified Person becoming aware of such claim, provided that any such failure to advise promptly will not cause a loss of indemnity unless it has a prejudicial effect on Watson; and
(iii) an Indemnified Person shall not settle any claim for which indemnification is provided herein without the prior written consent of Watson, which consent shall not be unreasonably withheld.

         5.15 Publication of Post-Merger Results. Watson shall use its reasonable best efforts to cause financial results covering at least thirty days of post-Merger combined operations to be published in its first report of quarterly financial statements as soon as practicable after such information is required to be filed with the SEC.

         5.16 Agreement with respect to Products under Development. As soon as practicable after the date hereof, but in any event within ten (10) business days after the date hereof, Watson and the Company shall negotiate in good faith and shall use their best efforts to enter into an agreement with respect to the development and sale of all of the Company's products under development.


                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived by each of the parties hereto in accordance with the provisions of Section 7.6 hereof):

         (a) This Agreement and the Merger and other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Stockholders.

         (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement shall have been issued and remain in effect. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

         (d) The Form S-4 and Form S-3 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Form S-4 or the Form S-3 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Watson Common Stock to be issued to the Stockholders in connection with the Merger shall have been received.

         (e) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

         (f) The Watson Common Stock to be issued to the Stockholders in connection with the Merger shall have been authorized for trading on the Nasdaq National Market subject only to official notice of issuance.

         (g) Watson shall have received the opinion of D'Ancona & Pflaum, counsel to Watson, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of Watson, Watson Sub and the Company.

         (h) The Company shall have received the opinion of Akerman, Senterfitt & Eidson P.A., counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of Watson, Watson Sub and the Company.

         (i) Watson shall have received the opinion of Price Waterhouse LLP, dated the Closing Date, to the effect that the Merger will be treated as a "pooling of interests" for accounting purposes.

         (j) The Company shall have received from Price Waterhouse LLP a letter, dated the Closing Date, indicating that the Company has not taken any action that would preclude it from entering into a transaction that would be treated as a "pooling of interests" for accounting purposes.

         (k) Patrick J. McEnany shall have entered into an Employment Agreement in substantially the form attached hereto as Exhibit D.

         6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.6 hereof):

         (a) Watson shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Watson on or prior to the Closing Date, and the Company shall have received a certificate of the Chairman or President of Watson, dated the Closing Date, certifying to such effect.

         (b) The representations and warranties of Watson and Watson Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing in all material respects, and the Company shall have received a certificate of the Chairman or President of Watson, dated the Closing Date, certifying to such effect.

         (c) The Company shall have received from Watson certified copies of the resolutions of Watson's and Watson Sub's Boards of Directors approving and adopting this Agreement, the Watson Ancillary Documents and the transactions contemplated hereby and thereby.

         (d) The Company shall have received the opinion of D'Ancona & Pflaum to such matters as the Company or the Company's counsel shall reasonably request.

         (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a material adverse effect in the financial condition, business, operations or prospects of Watson and its Subsidiaries, taken as a whole; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock due to or arising from any public disclosures by Watson (including its 50% subsidiary, Somerset Pharmaceuticals, Inc.), including, without limitation, disclosures relating to Watson's entering into any other transactions (including, without limitation, transactions relating to the acquisition of assets, stock or merger transactions).

         (f) The Company shall have received the updated opinion of Gruntal & Co., Incorporated dated the Closing Date, to the effect that the Merger or the Exchange Ratio, as the case may be, continues to be fair to the Stockholders from a financial point of view.

         (g) Watson and Watson Sub shall have executed and delivered such other documents and taken such other actions as the Company shall reasonably request.

         6.3 Conditions to Obligation of Watson and Watson Sub to Effect the Merger. The obligations of Watson and Watson Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.6 hereof):

         (a) The Company shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by the Company on or prior to the Closing Date, and Watson shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect.

         (b) The representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing in all material respects, and Watson shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect.

         (c) Watson shall have received from the Company certified copies of the resolutions of the Company's Board of Directors and Stockholders approving and adopting this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

         (d) Watson shall have received the opinion of Akerman, Senterfitt & Eidson P.A. to such matters as Watson or Watson's counsel shall reasonably request.

         (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a material adverse effect in the financial condition, business, operations or prospects of the Company.

         (f) The Company shall have received all necessary consents with respect to any contract, lease, purchase order, sales order, license agreement, Permit, Environmental Permit and license which are required as a result of a change of control of the Company except in those instances where failure to receive any such consent would not have a Company Material Adverse Effect.

         (g) The Company shall have executed and delivered such other documents and taken such other actions as Watson shall reasonably request.


                                  ARTICLE VII

                                  TERMINATION

         7.4 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Stockholders, by the mutual consent of Watson and the Company.

         7.5 Termination by Either Watson or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Watson or the Company if (a) the Merger shall not have been consummated by March 31, 1997; provided, however, that the right to terminate this Agreement under this Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;
(b) the approval of the Stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.2(b) if the Company caused (directly or indirectly) or aided in the failure to obtain such approval; or
(c) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (i) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) compelling Watson, Watson Sub or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of Watson and the Company, or sell or license any material product of Watson or the Company, and such order, decree, ruling or other action shall have become final and non-appealable.

         7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the Stockholders, by action of the Board of Directors of the Company, if (a) the Company receives an Alternative Proposal and the Board of Directors of the Company determines in good faith and pursuant to the exercise of its fiduciary duties to its Stockholders, to accept such Alternative Proposal, and the Board of Directors of the Company recommends or resolves to accept or recommend to the Stockholders such Alternative Proposal;
(b) the Board of Directors of the Company determines in good faith and pursuant to the exercise of its fiduciary duties, to withdraw its recommendation of this Agreement and/or the Merger; (c) the Board of Directors of Watson shall have withdrawn or modified in a manner materially adverse to the Company, its approval or recommendation of this Agreement and/or the Merger (other than upon the happening of an event described in Sections 7.4(b) or 7.4(c)); (d) there has been a breach by Watson or Watson Sub of any representation or warranty contained in this Agreement which would have a Watson Material Adverse Effect;
(e) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of Watson, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Watson; or (f) Watson enters into any transaction, or series of related transactions, or enters into any agreement relating to any of the foregoing, where Watson would (i) require the approval of its shareholders pursuant to Nevada General Corporate Law; or (ii) issue or propose to issue in excess of twenty-percent (20%) of the outstanding Watson Common Stock in connection with such transaction, or series of related transactions, calculated on a fully diluted basis after giving effect to the consummation of the contemplated transaction between Watson and Oclassen Pharmaceuticals, Inc. and the consummation of such new transaction or series of related new transactions.

         7.4 Termination by Watson. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Stockholders, by action of the Board of Directors of Watson, if (a) the Board of Directors of the Company shall have (i) recommended an Alternative Proposal to the Stockholders or (ii) withdrawn or modified in a manner materially adverse to Watson, its approval or recommendation of this Agreement or the Merger (other than upon the happening of an event described in Sections 7.3(d) or 7.3(e)); (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have a Company Material Adverse Effect; or (c) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Watson to the Company.

         7.5  Effect of Termination and Abandonment.

         (a) In the event that this Agreement is terminated by the Company pursuant to Sections 7.3(a) or 7.3(b) or by Watson pursuant to Section 7.4(a) and the Company enters into an agreement or an understanding with respect to an Alternative Proposal within nine (9) months of the date of such termination and thereafter, consummates such transaction, then the Company shall promptly pay Watson a fee in an amount equal to $3,000,000. If (x) the Company terminates this Agreement pursuant to Section 7.3(a) or Watson terminates this Agreement pursuant to Section 7.4(a)(i); and (y) the Company does not enter into an agreement or an understanding with respect to an Alternative Proposal within nine (9) months after the termination of this Agreement or does not consummate such transaction within eighteen (18) months after the termination of this Agreement, the Company shall reimburse Watson for all actual out-of-pocket costs and expenses incurred by Watson in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds within twelve months from the date of termination of this Agreement. The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Watson and Watson Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Watson or Watson Sub commences a suit which results in a final, non-appealable judgment against the Company for the fee set forth in this Section 7.5(a), the Company shall pay to Watson its costs and expenses (including attorneys' fees) incurred by Watson in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

         (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
7.5 and the provisions of Sections 5.6 and 5.10, which obligations shall survive the termination of this Agreement.

         7.6  Extension; Waiver.   At any time prior to the Effective Time, any
party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS


         8.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and, shall not survive the Merger, provided, however, that the agreements contained in Sections 1.4, 1.5, 1.6, 1.7, 1.9, 5.10, 5.11, 5.12, 5.13, 5.14 and 5.15 and Articles 2 and 8
and the agreements delivered pursuant to this Agreement shall survive the Merger.

         8.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

If to Watson or Watson Sub:                  If to the Company:

Watson Pharmaceuticals, Inc.                 Royce Laboratories, Inc.
311 Bonnie Circle                            5350 N.W. 165th Street
Corona, California 91720                     Miami, Florida 33014
Fax: (909) 270-1096                          Fax:
Attn: Dr. Allen Chao,                        Attn: Patrick J. McEnany,
Chairman, Chairman & CEO                           President and CEO

With copies to:                              With copies to:

D'Ancona & Pflaum                            Akerman, Senterfitt & Eidson P.A.
30 North LaSalle, Suite 2900                 One S.E. 3rd Avenue
Chicago, Illinois  60602                     Miami, Florida 33131
Fax: (312) 580-0923                          Fax: (305) 374-5095
Attn: Michel J. Feldman                      Attn: Philip B. Schwartz

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.





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
         8.3 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.4, 1.5, 1.6, 1.7, 2.3, and 2.4, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.4 Entire Agreement. This Agreement, the Exhibits, the Disclosure Statement, the Watson Disclosure Statement, the Confidentiality Agreement, the Ancillary Documents, the Watson Ancillary Agreements, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the Stockholders, but after any such Stockholder approval, no amendment shall be made which by law requires the further approval of Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws.

         8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

         8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         8.11 Incorporation of Exhibits. The Disclosure Statement, the Watson Disclosure Statement and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                        WATSON PHARMACEUTICALS, INC.


                                        By:______________________________

                                        Title:___________________________


                                        DOLPHINS ACQUISITION CORP.


                                        By:______________________________

                                        Title:___________________________


                                        ROYCE LABORATORIES, INC.


                                        By:______________________________

                                        Title:___________________________





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
                                   EXHIBIT A
                                   ---------

                                   DIRECTORS
                                   ---------


   Dr. Allen Chao
   Patrick McEnany
   Fred Wilkenson

                                   EXHIBIT B
                                   ---------

                                    OFFICERS
                                    --------


    Dr. Allen Chao                Chairman
    Patrick McEnany               President
    Michel Feldman                Secretary





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